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                                                                    Exhibit 12.1

                               MCI WORLDCOM, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS
                                 (IN MILLIONS)

                              Year Ended December 31,
                         ------------------------------------  Six Months Ended
                         1994   1995   1996     1997   1998     June 30, 1999
                         ----  ------ -------  ------ -------  ----------------
Earnings:
Pretax income (loss)
 from continuing
 operations............. $(51) $  428 $(2,103) $  663 $(1,664)      $2,799
Minority interests in
 losses of consolidated
 affiliates.............  --      --      --      --      --           (20)
Fixed charges, net of
 capitalized interest
 and preference
 dividends..............   60     272     274     442     716          562
                         ----  ------ -------  ------ -------       ------
 Earnings............... $  9  $  700 $(1,829) $1,105 $  (948)      $3,341
                         ====  ====== =======  ====== =======       ======
Fixed Charges:
Interest cost........... $ 49  $  258 $   262  $  483 $   873       $  639
Amortization of
 financing costs........    2       3       2      --      10            8
Interest factor of rent
 expense................   10      16      19      47      78           66
Preference dividends....   45      53       2      42      51           51
                         ----  ------ -------  ------ -------       ------
 Fixed charges.......... $106  $  330 $   285  $  572 $ 1,012       $  764
                         ====  ====== =======  ====== =======       ======
Deficiency of earnings
 to combined fixed
 charges and preference
 dividends.............. $(97) $   -- $(2,114) $   -- $(1,960)      $   --
                         ====  ====== =======  ====== =======       ======
Ratio of earnings to
 combined fixed charges
 and preference
 dividends..............  --   2.12:1      --  1.93:1      --       4.37:1
                         ====  ====== =======  ====== =======       ======